Exhibit (g)(15)

December 31, 2019

State Street Bank and Trust Company

Attention: Suzanne Hinckley

1200 Crown Colony Drive

Quincy, MA 02169

Re: Baron Select Funds (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as Baron FinTech Fund.

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement (the “Master Custodian Agreement”) dated as of March 28, 2007 by and among each registered management investment company party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for Baron FineTech Fund under the terms of the aforementioned contract. In connection with such request, the undersigned Fund hereby confirm to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the aforementioned contract. In addition, we are hereby requesting that your bank act as Administrator for Baron FinTech Fund pursuant to the Administration Agreement dated as of April 13, 2007 by and among each registered investment company party thereto and State Street Bank and Trust Company. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 4 of the aforementioned contract.

Kindly indicate your acceptance of the foregoing by executing three copies of this letter agreement, returning one to each of the Funds and retaining one for your records.

Information Classification: Limited Access

Sincerely,

BARON SELECT FUNDS, on behalf of
BARON FINTECH FUND

/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	General Counsel, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: December 31, 2019

Information Classification: Limited Access